Exhibit 99.1

FOR IMMEDIATE RELEASE	November 30, 2011
Contact: Susan M. Jordan
732-577-9997

Monmouth Real Estate Investment Corporation Prices Offering of
2,000,000 Shares of Common Stock

Freehold, New Jersey – November 30, 2011 – Monmouth Real Estate Investment Corporation (NYSE: MNR) (the “Company”) today announced the pricing of a registered direct placement of 2,000,000 common shares at an offering price of $8.39 per share.  The Company expects to receive net proceeds from the offering of approximately $16.2 million and expects to close the transaction on or about December 5, 2011.  The Company intends to use the net proceeds from the offering to purchase properties in the ordinary course of business and for general corporate purposes.  CSCA Capital Advisors, LLC acted as Placement Agent for the transaction.  The common shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 that is effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or offer to buy these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: CSCA Capital Advisors, LLC at 280 Park Avenue, 10th Floor, New York, NY 10017 at (212) 446-9177.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company’s property portfolio consists of sixty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.